Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2024. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

Selected Economic Information of the Republic of the Philippines

	2020	2021	2022	2023	2024		2025(1)
	(₱ in billions, except as indicated)
GDP (at then-current market prices)	17,951.6	19,410.6	22,028.3	24,313.6	26,446.4		20,105.3
GDP (at constant 2018 prices)	17,537.8	18,540.1	19,945.6	21,046.4	22,244.4		16,846.9
GDP per capita, PPP concept (in $ at then- current market prices)(2)	8,456	9,101	10,406	11,288	12,121		12,918
GDP growth rate (%) (at constant 2018 prices)	(9.5)	5.7	7.6	5.5	5.7		5.0
Consumer price inflation rate (2018 CPI basket)(3)	2.4	3.9	5.8	6.0	3.2		1.7
Government surplus/(deficit) as % of GDP (at then-current market prices)	(7.6)	(8.6)	(7.3)	(6.2)	(5.7)		(5.6)
Government debt at end of period as % of GDP (at then-current market prices)	54.6	60.4	60.9	60.1	60.7		86.8
Public sector borrowing requirement(4)	(1,350.8)	(1,616.4)	(1,556.6)	(1,418.8)	(1,496.4	)(12)	N/A
Consolidated public sector financial position(5)	(976.4)	(1,092.0)	(804.9)	(765.9)	(820.6	)(12)	N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	3.2	(1.5)	(4.5)	(2.8)	(4.0)		(3.6)
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(6)	4.4	0.3	(1.8)	0.8	0.1		(1.5)
Direct domestic debt of the Government (in million ₱)(7)(8)	6,694,687	8,170,414	9,208,387	10,017,930	10,930,415		12,117,056	(13)
Direct external debt of the Government (in million $)(8)(9)	64,562	69,803	75,436	82,976	88,525		94,177	(13)
Public sector domestic debt(10)	6,712.4	7,315.0	8,538.9	9,753.3	10,741.6	(12)	N/A
Public sector external debt (9)(10)	3,406.7	3,939.8	4,606.1	4,961.4	5,412.1	(12)	N/A
Unemployment rate (%)	10.3	7.8	5.4	4.4	3.8		4.4	(13)
Gross international reserves (in billion $)(8)(11)	110.1	108.8	96.1	103.8	106.3		110.9	(14)

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance; Bangko Sentral.

Notes:

(1)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable, unless otherwise stated.
(2)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)

Represents the average of monthly inflation figures of the full year. Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices.

(4)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(5)

Comprises the aggregated deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(6)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(7)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(8)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(9)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(10)	Includes public sector debt, whether or not guaranteed by the Government.
(11)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.
(12)	Revised data.
(13)	Preliminary data as of November 30, 2025.
(14)	Preliminary data as of December 31, 2025.

Government

Elections

On May 12, 2025, the midterm national and local elections were held throughout the Philippines, including the elections for 12 senators and all members of the House of Representatives. The Lakas-Christian Muslim Democrats (Lakas-CMD) secured its position as the most dominant political party in the House of Representatives, winning 104 seats of the total 317 seats in the May 2025 midterm elections.

Credit Ratings

In August 2024, Moody’s Investors Service (“Moody’s”) affirmed the Republic’s “Baa2” credit rating with a stable outlook, citing as key factors the Republic’s reforms to liberalize the economy, fiscal consolidation efforts, and robust macroeconomic fundamentals. Moody’s noted that the passage of reforms over the past several years to liberalize the Philippine economy will support medium-term growth potential by supporting a business-friendly environment and attracting foreign investments and that the Government’s goal of increasing infrastructure investments under the “Build, Better, More” program will reduce the Republic’s infrastructure gap.

In April 2025, Fitch Ratings affirmed the Republic’s “BBB” rating with a stable outlook, reflecting the Republic’s strong medium-term growth, which supports a gradual reduction in government debt/GDP, and the large size of the economy relative to “BBB” peers. Fitch Ratings expects further growth to be fuelled by the traditional growth drivers of large public investments in infrastructure, services exports and remittance-funded private consumption.

In November 2025, S&P Global Ratings (“S&P”) affirmed the Republic’s “BBB+” long-term and “A-2” short-term sovereign credit ratings, as they believed the slowdown on public infrastructure spending will be temporary and economic growth prospects remain strong. Their outlook on the long-term rating remains positive, reflecting their assessment that institutional and policy settings in the Philippines could provide stronger support for sovereign credit metrics over the next 12-24 months.

Relationship with the IMF

On October 1, 2025, a team of IMF staff concluded the 2025 Article IV Mission to the Philippines, and on November 24, 2025, the executive board of the IMF concluded its 2025 Article IV consultation with the Republic. The IMF’s executive directors commended the Republic’s well calibrated macroeconomic policies and reforms, which have supported successful disinflation and resilient growth amid external headwinds. However, directors concurred that the balance of risks to the growth outlook is tilted to the downside amid uncertainty from global trade policies, corruption allegations related to flood control projects, and extreme climate events. Directors underscored the need to continue prioritizing governance reforms, greater private investment, economic diversification, and resilience to climate shocks to sustain inclusive growth.

Natural Disasters

Typhoons, Flood Control Projects and Corruption Allegations

In 2025, the Philippines was hit by numerous typhoons of varying degrees of severity, which brought widespread torrential rains, severe flooding and landslides. In the context of these disasters and those in the prior year, there have been protests and media focus centered on irregularities in government-funded flood control infrastructure projects. Public discussion has focused on claims of overpricing, sub-standard works, delayed implementation, incorrectly placed infrastructure, ghost projects, and misallocation of government funding relating to such projects. President Marcos has stated his resolve to hold erring officials to account, and the Senate of the Philippines, the Independent Commission for Infrastructure and the Department of Public Works and Highways, together with other responsible agencies, are conducting investigations on flood control infrastructure project issues. These investigations remain ongoing. Certain Department of Public Works and Highways officials have been charged, dismissed, relieved or reassigned, and certain contractors and public officials have been implicated, with some facing project suspension or termination, blacklisting or administrative, civil and criminal liability if evidence warrants. The Philippines has pledged to protect the public interest, but has stressed the need to continue with flood control infrastructure projects, which remain a national priority.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2020 – 2025

	2020	2021	2022	2023	2024	2025(1)
GDP growth (constant 2018 prices) (%)	(9.5)	5.7	7.6	5.5	5.7	5.0
GNI growth (constant 2018 prices) (%)	(11.5)	1.7	9.9	10.4	7.7	6.9
Inflation rate (2018 CPI basket)(%)(2)	2.4	3.9	5.8	6.0	3.2	1.7
Unemployment rate	10.3	7.8	5.4	4.4	3.8	4.4	(4)
91-day T-bill rate (%)	2.0	1.1	1.9	5.4	5.7	4.8	(5)
External position
Balance of payments ($ million)	16,022	1,345	(7,263)	3,672	609	(5,315)
Export growth (%)	(9.8)	12.5	6.4	(4.3)	(0.4)	13.0
Import growth (%)	(20.2)	30.5	19.0	(4.8)	2.2	5.8
External debt ($ billion)	98.5	106.4	111.3	125.4	137.6	149.1
International reserves
Gross ($ billion)	110.1	108.8	96.1	103.8	106.3	110.9	(5)
Net ($ billion)	110.1	108.8	96.1	103.7	106.2	110.9	(5)
Months of retained imports(3)	12.3	9.7	7.2	7.6	7.3	7.4	(5)
Domestic credit growth (%)	4.7	8.2	12.7	9.3	10.4	10.5	(6)

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.
(2)	Represents the average of monthly inflation figures of the full year.
(3)	Number of months of average imports of goods and payment of services and primary income that can be financed by reserves.
(4)	Preliminary data as of November 30, 2025 or for the first eleven months of 2025.
(5)	Preliminary data as of December 31, 2025.
(6)	Preliminary data as of October 31, 2025.

GDP and Major Financial Indicators

Gross Domestic Product

In the first nine months of 2025, GDP grew by 5.0%, compared with growth of 5.9% in the first nine months of 2024. The main contributors were growth in the wholesale and retail trade; repair of motor vehicles and motorcycles sector, which recorded growth of 5.5% in the first nine months of 2025; the financial and insurance activities sector, which recorded growth of 5.9% in the first nine months of 2025; and manufacturing sector, which recorded growth of 2.8% in the first nine months of 2025. GNI grew by 6.9% in the first nine months of 2025 compared to growth of 8.2% in the first nine months of 2024. Net primary income grew by 22.7% in the first nine months of 2025 compared to growth of 32.1% during the same period in 2024.

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2020	2021	2022	2023	2024	2025(1)	2020	2025(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,828,424	1,954,487	2,104,090	2,285,564	2,401,999	1,717,006	10.2	8.5
Industry sector
Mining and quarrying	137,060	185,371	280,249	232,171	233,873	201,604	0.8	1.0
Manufacturing	3,169,921	3,424,049	3,795,335	3,946,171	4,146,038	2,898,060	17.7	14.4
Electricity, steam, water, and waste management	611,051	650,961	746,104	844,196	897,049	735,634	3.4	3.7
Construction	1,180,199	1,347,309	1,615,247	1,833,309	2,047,093	1,549,866	6.6	7.7

Total	5,098,232	5,607,689	6,436,935	6,855,847	7,324,052	5,385,164	28.4	26.8
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,317,371	3,502,794	3,987,550	4,445,383	4,876,756	3,689,481	18.5	18.4
Transport and storage	551,045	605,204	807,323	977,712	1,075,531	838,510	3.1	4.2
Accommodation and food service activities	253,013	285,187	396,144	510,209	585,957	458,644	1.4	2.3
Information and communication	593,039	640,034	696,022	732,461	768,823	580,252	3.3	2.9
Financial and insurance activities	1,823,979	1,963,148	2,224,675	2,565,066	2,887,280	2,307,171	10.2	11.5
Real estate and ownership of dwellings	1,081,612	1,139,221	1,246,861	1,369,416	1,485,877	1,180,592	6.0	5.9
Professional and business services	1,137,558	1,222,489	1,350,881	1,488,722	1,649,936	1,294,996	6.3	6.4
Public administration and defense; compulsory social activities	950,590	1,027,079	1,119,710	1,189,235	1,281,325	949,658	5.3	4.7
Education	719,494	796,472	880,390	969,550	1,053,080	871,697	4.0	4.3
Human health and social work activities	325,260	385,750	411,577	459,896	528,285	426,683	1.8	2.1
Other services	271,957	281,061	366,118	464,502	527,468	405,446	1.5	2.0

Total	11,024,918	11,848,438	13,487,251	15,172,152	16,720,319	13,003,131	61.4	64.7

Total GDP	17,951,574	19,410,614	22,028,276	24,313,563	26,446,369	20,105,301	100.0	100.0

Net primary income	1,360,427	690,388	1,294,379	2,664,590	3,445,971	3,051,347
Total GNI	19,312,001	20,101,002	23,322,655	26,978,153	29,892,341	23,156,647
Total GDP ($ billions)(2)	361.8	394.1	404.4	436.9	460.3	450.4
Per capita GDP, PPP concept ($)(3)	8,456	9,101	10,406	11,288	12,121	12,918

Source: Philippine Statistics Authority.

Notes:

(1)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.
(2)	Calculated using the average exchange rate for the period indicated. See “—Monetary System-Foreign Exchange System.”
(3)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.

The following table shows GDP by sector, net primary income and GNI at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant market prices)						Percentage of GDP
	2020	2021	2022	2023	2024	2025(1)	2020	2025(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,780,391	1,775,210	1,783,735	1,805,217	1,304,188	410,864	10.2	7.7
Industry sector
Mining and quarrying	137,493	144,498	152,183	155,251	157,093	121,497	0.8	0.7
Manufacturing	3,266,302	3,556,426	3,729,157	3,780,868	3,920,748	2,861,684	18.6	17.0
Electricity, steam, water, and waste management	589,213	615,591	647,222	684,753	734,557	565,381	3.4	3.4
Construction	1,122,308	1,235,106	1,385,186	1,507,364	1,661,464	1,209,830	6.4	7.2

Total	5,115,316	5,551,622	5,913,748	6,128,235	6,473,862	4,758,393	29.2	28.2
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,275,537	3,413,864	3,710,785	3,914,600	4,134,470	3,090,550	18.7	18.3
Transport and storage	515,149	547,807	679,371	767,806	835,891	641,922	2.9	3.8
Accommodation and food service activities	231,811	248,404	329,124	404,674	446,664	340,427	1.3	2.0
Information and communication	585,185	638,971	690,072	718,703	751,074	565,365	3.3	3.4
Financial and insurance activities	1,769,952	1,854,248	1,987,008	2,160,827	2,353,588	1,851,470	10.1	11.0
Real estate and ownership of dwellings	1,031,275	1,054,235	1,108,167	1,151,914	1,210,452	947,375	5.9	5.6
Professional and business services	1,068,769	1,136,507	1,240,353	1,324,886	1,429,310	1,111,533	6.1	6.6
Public administration and defense; compulsory social activities	911,188	959,685	1,003,397	1,025,233	1,068,403	815,990	5.2	4.8
Education	687,610	744,159	796,154	844,718	882,051	728,862	3.9	4.3
Human health and social work activities	306,903	351,472	364,223	390,510	433,181	353,420	1.7	2.1
Other services	258,758	263,899	339,470	409,071	447,176	337,453	1.5	2.0

Total	10,642,137	11,213,252	12,248,122	13,112,940	13,992,260	10,784,368	60.7	64.0

Total GDP	17,537,843	18,540,084	19,945,605	21,046,393	22,244,357	16,846,949	100.0	100.0

Source: Philippine Statistics Authority.

Notes:

(1)	Preliminary data for the first nine months of 2025.

Principal Sectors of the Economy

Agriculture, Forestry and Fishing Sector

The agriculture, forestry, and fishing sector’s share of GDP was approximately 7.7% in the first nine months of 2025 based on preliminary data, compared to approximately 10.2% in 2020.

Production in the agriculture, forestry, and fishing sector grew by 4.0% in the first nine months of 2025 based on preliminary data, compared to contraction of 1.4% during the same period in 2024. Palay production was the main contributor to the growth, posting a 8.5% period-on-period increase. This was followed by production of poultry and egg with a 9.2% period-on-period increase. This was partially offset by a decrease in livestock production of 3.2% in the first nine months of 2025.

Industry Sector

The industry sector’s share of GDP in the first nine months of 2025 was approximately 28.2% based on preliminary data, compared to approximately 29.2% in 2020.

In the first nine months of 2025, the industry sector grew by 2.5% based on preliminary data, compared with growth of 6.1% during the same period in 2024. The lower rate of growth was primarily a result of lower growth across most of the subsectors. Construction grew by 2.5% in the first nine months of 2025 compared to a growth of 11.3% during the same period in 2024. Electricity, steam, water, and waste management recorded 1.3% growth during the first nine months of 2025, lower than the 7.8% growth it recorded during the same period in 2024. Manufacturing grew by 2.8% in the first nine months of 2025 compared to 3.9% during the same period in 2024. Mining and quarrying grew by 1.4% in the first nine months of 2025 compared to a growth of 2.9% during the same period in 2024.

Manufacturing Subsector

In the first nine months of 2025, the manufacturing subsector grew by 3.9% compared to growth of 2.9% during the same period in 2024. The lower rate of growth was primarily a result of a decrease in the manufacture of chemical and chemical products, which recorded a 9.2% period-on-period decrease. This was partially offset by an increase in the manufacture of food products, which recorded an 11.1% period-on-period increase.

Service Sector

In the first nine months of 2025, the service sector grew by 6.2% compared to growth of 6.7% in the same period of 2024. In the first nine months of 2025, lower growth was recorded across most of the subsectors, with growth in accommodation and food service activities of 6.2%, finance and insurance activities of 5.9% and transportation and storage of 7.2%, compared to a growth of 12.0%, 9.1%, and 8.6%, respectively, in the same period in 2024, respectively.

Net Primary Income

In the first nine months of 2025, net primary income grew by 22.7% compared to growth of 32.1% during the same period in 2024. This lower growth was primarily due to the decreased growth in inflows arising from compensation of 19.6% in the first nine months of 2025 compared to a growth of 27.2% in the first nine months of 2024, and the decreased growth in inflows arising from property income of 0.9% in the first nine months of 2025 compared to a growth of 17.2% in the first nine months of 2024.

Prices, Employment and Wages

Inflation

The following table sets out the CPI and inflation rate for the specified periods. Figures are based on the 2018 CPI basket.

	Changes in Consumer Price Index
	2020	2021	2022	2023	2024	2025
Consumer price index	104.8	108.9	115.3	122.2	126.1	128.2
Inflation rate(1)	2.4%	3.9%	5.8%	6.0%	3.2%	1.7%

Sources: Bangko Sentral; Philippine Statistics Authority.

Note:

(1)	Represents the average of monthly inflation figures of the full year.

Consumer Price Index

The average inflation rate for 2025 was 1.7%, lower than the average inflation rate of 3.2% in 2024. This reflects the lower prices of key commodities such as rice and petroleum products along with easing demand-side price pressures as core inflation also moderated.

Producer Price Index (“PPI”)

The producer price index as of November 30, 2025, based on preliminary data, recorded an average inflation of 0.1%, compared to average inflation of 0.5% as of November 30, 2024. This was primarily attributable to decreases in the price indices for manufacture of transport equipment industry division, which registered an average inflation of 0.1%.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy for the specified periods.

	Selected Employment Information
	2020(1)	2021(2)	2022(3)	2023(4)	2024(5)	2025(6)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(7)	39,837	43,988	46,890	50,525	50,185	49,265
Unemployment rate	10.3	7.8	5.4	4.4	3.8	4.4
Employment share by sector:
Agriculture, forestry and fishing sector	24.8	25.6	24.0	24.4	21.3	20.0
Industry sector
Mining and quarrying	0.5	0.4	0.3	0.4	0.6	0.5
Manufacturing	8.1	8.0	7.7	7.5	6.8	7.2
Construction	9.4	9.1	8.8	10.1	10.7	9.8
Water supply, sewerage, waste management and remediation activities	0.1	0.2	0.1	0.1	0.1	0.2
Electricity, gas, steam and air conditioning supply	0.2	0.1	0.2	0.2	0.1	0.1

Total industry sector	18.3	17.8	17.1	18.3	18.3	17.9
Service sector
Transportation and storage	7.4	6.5	6.7	6.9	8.0	7.9
Wholesale and retail trade; repair of motor vehicles and motorcycles	20.5	21.5	22.3	20.3	20.3	20.5
Finance and housing(8)	8.4	8.2	7.6	7.4	8.4	8.2
Other services(9)	20.6	20.4	22.2	22.7	23.8	25.6

Total service sector	56.9	56.6	58.9	57.3	60.5	62.1

Total employed	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

Notes:

(1)	Annual estimates were based on the final results of the 2020 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2021 Labor Force Survey.
(3)	Annual estimates were based on the final results of the 2022 Labor Force Survey.
(4)	Preliminary results as of December 2023 based on the 2023 Annual Estimates of Labor Force Survey December rounds.
(5)	Preliminary results as of November 2024 based on the 2024 Annual Estimates of Labor Force Survey November rounds.
(6)	Preliminary results as of November 2025 based on the 2025 Annual Estimates of Labor Force Survey November rounds.
(7)	Does not include OFWs.

(8)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(9)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

As of November 2025, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 49.3 million. The unemployment rate was 4.4% as of November 2025 based on preliminary data, higher than the 3.2% unemployment rate recorded as of November 2024. The rate of labor force participation was 64.0% as of November 2025, lower than 64.6% as of November 2024. As of November 2025, workers in the Republic were primarily employed in the service sector, representing 62.1% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 20.5% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 20.0% and 17.9%, respectively, of the total employed as of November 2025, compared to 20.0% and 17.9%, respectively, as of November 2024.

The following tables present employment information in the Republic by gender and by age group as of the specified dates:

	Percentage Distribution of Population 15 Years Old and over by Employment Status, by Age Group
	November 2024	November 2025
	(Unemployed)
	(all figures in percentages)
Both sexes 15 – 24	36.7	33.0
25 – 34	33.4	37.8
35 – 44	14.8	13.0
45 – 54	7.0	8.3
55 – 64	7.0	6.0
65 and over	1.2	1.8
Not reported	0.0	0.0

Total for all ages	100.0	100.0

Sources: Philippine Statistics Authority; November 2025 Labor Force Survey.

	Percentage Distribution of Labor Force by Sex
	November 2024	November 2025
	(all figures in percentages)
Labor Force
Male	58.5	58.2
Female	41.5	41.8
Total	100.0	100.0
Employed
Male	58.4	58.2
Female	41.6	41.8
Total	100.0	100.0
Unemployed
Male	60.2	57.8
Female	39.8	42.2

Total	100.0	100.0

Sources: Philippine Statistics Authority; November 2025 Labor Force Survey.

As of November 2025, 33.0% of the total unemployed population consisted of young people aged 15 to 24 years old, lower than the 36.7% recorded as of November 2024. In terms of gender, the female population represented 41.8% and 42.2% of the employed and unemployed workforce, respectively, as of November 2025, whereas the male population represented 58.2% and 57.8% of the employed and unemployed workforce, respectively, as of November 2025.

National Savings

The following table sets out gross savings and gross domestic savings as a percentage of GDP.

	National Savings
Item	2019	2020	2021	2022	2023	2024
	(%)
Gross savings (% of GDP)	31.8	24.8	20.2	22.5	27.3	29.2

Gross domestic savings (% of GDP)	14.3	9.7	9.2	9.1	9.2	9.3

Source: World Bank national accounts data.

Balance of Payments

The following table sets out the balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2020	2021	2022	2023(1)	2024(2)	2025(3)
	($ in millions)
Current account(4)	11,578	(5,943)	(18,261)	(12,387)	(18,262)	(12,507)
Exports	119,867	130,082	143,234	152,172	157,251	123,825
Imports	108,289	136,024	161,495	164,559	175,513	136,331
Goods, Services, and Primary Income	(15,807)	(35,444)	(48,857)	(43,511)	(49,949)	(36,462)
Total exports	91,627	99,630	111,856	119,956	124,375	99,050
Total imports	107,435	135,074	160,714	163,467	174,324	135,512
Goods and Services	(19,909)	(38,767)	(53,806)	(47,853)	(54,895)	(40,251)
Exports	80,034	87,798	98,832	103,588	106,649	85,714
Imports	99,943	126,565	152,638	151,441	161,544	125,965
Goods	(33,775)	(52,806)	(69.791)	(66,036)	(68,863)	(50,018)
Exports	48,212	54,228	57,710	55,257	55,056	47,790
Imports	81,987	107,034	127,412	121,292	123,920	97,807
Services	13,866	14,039	15,895	18,183	13,968	9,767
Exports	31,822	33,570	41,122	48,332	51,592	37,925
Imports	17,956	19,531	25,226	30,149	37,624	28,158
Primary Income	4,101	3,323	4,949	4,342	4,946	3,789
Receipts	11,594	11,832	13,024	16,367	17,726	13,336
Payments	7,492	8,509	8,076	12,025	12,780	9,547
Secondary Income	27,386	29,501	30,596	31,124	31,687	23,955
Receipts	28,240	30,452	31,378	32,217	32,876	24,775
Payments	854	950	781	1,092	1,190	819
Capital account(4)	63	80	23	74	72	77
Receipts	88	99	86	88	82	84
Payments	25	19	62	14	10	6
Financial account(5)	(6,906)	(6,433)	(13,885)	(13,606)	(20,204)	(12,200)
Net acquisition of financial assets(6)	13,286	10,261	2,533	4,147	4,690	5,396
Net incurrence of liabilities(6)	20,192	16,694	16,419	17,753	24,893	17,596
Direct investment	(3,260)	(9,732)	(5,631)	(5,400)	(6,568)	(4,635)
Net acquisition of financial assets(6)	3,562	2,251	3,861	3,525	2,872	902
Net incurrence of liabilities(6)	6,822	11,983	9,492	8,925	9,440	5,537
Portfolio investment	(1,680)	10,237	(1,684)	3,544	(4,744)	(1,303)
Net acquisition of financial assets(6)	6,567	7,809	(281)	3,463	960	6,667
Net incurrence of liabilities(6)	8,246	(2,428)	1,402	(81)	5,704	7,970
Financial derivatives	(199)	49	(48)	(115)	(271)	27
Net acquisition of financial assets(6)	(796)	(449)	(632)	(779)	(1,023)	(739)
Net incurrence of liabilities(6)	(596)	(498)	(584)	(664)	(753)	(767)
Other investment	(1,767)	(6,987)	(6,523)	(11,635)	(8,621)	(6,289)
Net acquisition of financial assets(6)	3,953	649	(415)	(2,062)	1,881	(1,433)
Net incurrence of liabilities(6)	5,720	7,636	6,108	9,573	10,502	4,856
Net unclassified items(7)	(2,526)	774	(2,911)	2,378	(1,405)	(5,086)
Overall balance of payments position(8)	16,022	1,345	(7,263)	3,672	609	(5,315)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data.
(3)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.
(4)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(5)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(6)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(7)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(8)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

Overall Balance of Payments Performance

In the first nine months of 2025, based on preliminary data, the overall balance of payments position of the Republic recorded a deficit of $5.3 billion, compared to a surplus of $5.1 billion in the first nine months of 2024. The change was primarily a result of a decreased net inflow in the financial account from $21.6 billion in the first nine months of 2024 to $12.2 billion in the first nine months of 2025. This was partially offset by a narrower current account deficit from $13.3 billion in the first nine months of 2024 to $12.5 billion in the first nine months of 2025.

Current Account

In the first nine months of 2025, according to preliminary data, the current account recorded a deficit of $12.5 billion, compared to a deficit of $13.3 billion in the first nine months of 2024. The lower deficit was primarily the result of a higher net receipts in the primary income accounts from $3.5 billion in the first nine months of 2024 to $3.8 billion in the first nine months of 2025, and a higher net receipts in the secondary income from $23.3 billion in the first nine months of 2024 to $24.0 billion in the first nine months of 2025.

Goods Trade

In the first nine months of 2025, according to preliminary data, the trade-in-goods deficit decreased by 0.2% to $50.0 billion, compared to $50.1 billion in the first nine months of 2024, as the growth in exports outpaced that of imports. The exports of goods grew by 13.0% from $42.3 billion in the first nine months of 2024 to $47.8 billion in the first nine months of 2025, while the imports of goods increased by 5.8% from $92.4 billion in the first nine months of 2024 to $97.8 billion in the first nine months of 2025.

Exports of Goods

The following table sets out the Republic’s exports of goods by major commodity group for the specified periods, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual					Growth Rates	January-November		Growth Rates	Percentage of Total Exports
	2020(1)	2021	2022	2023(1)	2024(2)	2024(2)	2024	2025(3)	2025(3)	2020	2025(3)
						(%)			(%)	(%)
	($ in millions, except percentages)
Agricultural products
Coconut products	1,230	1,947	2,563	1,549	2,620	69.2	2,339	3,253	39.1	3.5	4.2
Sugar and products	66	76	6	5	19	325.6	18	48	167.8	0.0	0.1
Fruits and vegetables	2,624	2,248	2,199	2,278	2,365	3.8	2,154	2,601	20.8	3.2	3.4
Other agro-based products	864	1,000	1,123	956	957	0.1	843	807	(4.2)	1.2	1.0
Total agricultural based products	4,784	5,271	5,891	4,787	5,962	24.5	5,354	6,710	25.3	7.9	8.7
Forest products	297	377	357	270	194	(28.2)	176	190	7.6	0.3	0.2
Mineral products	5,093	6,721	7,268	7,142	7,010	(1.9)	6,456	6,604	2.3	9.6	8.5
Petroleum products	193	6	7	7	185	x	164	323	97.1	0.2	0.4
Manufacturing
Electronic products	37,951	42,496	46,155	41,909	39,081	(6.7)	36,278	41,908	15.5	53.7	54.1
Other electronics	2,724	3,432	3,504	3,744	3,659	(2.3)	3,365	3,396	0.9	5.0	4.4
Garments	652	742	854	706	662	(6.2)	609	650	6.6	0.9	0.8
Textile yarns/fabrics	313	294	291	249	257	3.3	239	279	17.0	0.4	0.4
Footwear	114	111	108	82	91	11.1	84	129	53.5	0.1	0.2
Travel goods and handbags	420	647	706	567	547	(3.5)	499	505	1.2	0.7	0.7
Wood manufacturing	187	205	167	70	76	8.6	70	56	(19.5)	0.1	0.1
Furniture and fixtures	344	381	309	289	280	(3.2)	258	338	30.9	0.4	0.4
Chemicals	1.339	1,939	1,880	1,771	2,008	13.4	1,852	1,746	(5.7)	2.7	2.3
Non-metallic mineral manufacturing	226	296	309	287	365	27.2	333	385	15.8	0.5	0.5
Machinery and transport equipment	2,248	2,371	2,215	2,399	2,646	10.3	2,413	3,254	34.9	3.6	4.2
Processed food and beverages	1,245	1,465	1,404	1,311	1,505	14.7	1,394	1,333	(4.4)	2.1	1.7
Iron and steel	37	67	133	143	147	2.9	139	201	44.6	0.2	0.3
Baby carriages, toys, games and sporting goods	237	294	325	283	257	(9.0)	242	245	1.2	0.4	0.3
Basketwork, wickerwork, and other articles of plaiting materials	43	63	45	39	36	(6.9)	32	30	(7.5)	0.0	0.0
Miscellaneous	819	1,018	885	690	751	8.8	697	695	(0.4)	1.0	0.9
Others	4,881	5,232	5,361	5,334	5,977	12.1	5,541	6,877	24.1	8.2	8.9
Total Manufacturing	53,779	61,053	64,651	59,870	58,343	(2.6)	54,045	62,026	14.8	80.0	80.1
Special transactions	1,068	1,265	1,400	1,541	1,522	(1.2)	1,400	1,542	10.1	2.1	2.0
Total exports	65,215	74,693	79,574	73,617	73,215	(0.5)	67,596	77,394	14.5	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data.
(3)	Preliminary data as of November 30, 2025 or for the first eleven months of 2025, as applicable.
x	Growth rate is more than 1,000%.

The following table sets out the Republic’s exports of goods by destination for the specified periods, as reported by the PSA.

	Export of Goods by Destination(1)	Percentage of Total Exports
	2025(2)	2025(2)
	($ millions)	(%)
Country
United States of America	12,333	15.9
Hong Kong	11,270	14.6
People’s Republic of China	8,505	11.0
Japan	10,590	13.7
Netherlands	3,275	4.2
Republic of China (Taiwan)	2,993	3.9
Singapore	3,198	4.1
Germany	3,072	3.9
Republic of Korea	3,019	3.8
Malaysia	2,435	3.1
Thailand	2,642	3.4
Vietnam	1,414	1.8
Indonesia	906	1.2
Mexico	1,052	1.4
India	1,371	1.8
Canada	1,260	1.6
Switzerland	667	0.9
Italy	349	0.5
Australia	1,672	2.2
United Arab Emirates	423	0.5
Others	4,949	6.4

Total	77,394	100.0

Sources: Philippine Statistics Authority.

Notes:

(1)

Beginning September 1, 2024, the BSP will only publish BSP generated statistics, except for certain major indicators. As such, previously published selected non-BSP-produced statistics, such as those from other government agencies, will no longer be published by the BSP.

(2)	Preliminary data as of November 30, 2025 or for the first eleven months of 2025, as applicable.

In the first eleven months of 2025, according to preliminary PSA data, total exports of goods increased by 14.5% to $77.4 billion, from the $67.6 billion recorded in the first eleven months of 2024. This was primarily a result of an increase in exports of manufactured goods and total agricultural products, which comprised a 25.3% increase in exports of total agricultural based products from $5.4 billion in the first eleven months of 2024 to $6.7 billion in the first eleven months of 2025 and a 14.8% increase in the export of manufactured goods from $54.0 billion in the first eleven months of 2024 to $62.0 billion in the first eleven months of 2025. The United

States issued an Executive Order on November 14, 2025 granting tariff exemptions on select agricultural exports including coconut, bananas, coffee, and other key products. This is expected to enhance the competitiveness of Philippine agri-exports to the United States.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group for the specified periods, as reported by the PSA.

	Imports by Major Commodity Groups
	Annual					Growth Rates	January - November		Growth Rates	Percentage of Total Imports
Commodities	2020	2021	2022	2023	2024(1)	2024(1)	2024	2025(1)	2025(2)	2020	2025(2)
						(%)			(%)	(%)
	($ in millions, except percentages)
Capital goods	29,752	35,461	37,917	35,717	35,698	(0.1)	32,796	36,796	12.2	27.8	30.0
Raw materials and Intermediate goods
Unprocessed raw materials	3,265	4,400	6,078	6,848	6,537	(4.6)	6,224	4,187	(32.7)	5.3	3.4
Semi-processed raw materials	32,893	43,583	46,250	38,612	39,816	3.1	36,864	40,474	9.8	31.3	33.0
Raw materials and intermediate goods	36,158	47,984	52,328	45,461	46,352	2.0	43,087	44,661	3.7	36.6	36.4
Mineral fuels and lubricants	7,635	13,625	23,795	20,110	19,056	(5.2)	17,695	15,135	(14.5)	15.0	12.3
Consumer goods
Durable	7,196	9,027	10,617	12,432	12,417	(0.1)	11,504	12,822	11.5	9.8	10.5
Non-durable	8,251	9,842	11,758	12,009	13,397	11.6	12,223	12,711	4.0	10.4	10.4
Total consumer goods	15,447	18,868	22,375	24,441	25,814	5.6	23,727	25,532	7.6	20.1	20.8
Special transactions	820	947	805	479	508.7	(6.2)	473	470	(0.5)	0.4	0.4

Total imports	89,812	116,885	137,221	126,209	127,429	1.0	117,778	122,595	4.1	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data as of November 30, 2025 or for the first eleven months of 2025, as applicable.

The following table sets out the Republic’s imports of goods by origin for the specified periods, as reported by the PSA.

	Imports of Goods by Source/Origin
	Import of Goods by Source/Origin(1)	Percentage of Total Imports
	2025(2)	2025(2)
	($ millions)	(%)
Country
People’s Republic of China	35,130	28.7
Republic of Korea	9,529	7.8
Japan	9,767	8.0
Indonesia	9,423	7.7
United States of America	7,413	6.0
Thailand	7,002	5.7
Vietnam	5,283	4.3
Singapore	5,279	4.3
Malaysia	5,164	4.2
Republic of China (Taiwan)	4,298	3.5
Germany	1,914	1.6
India	1,926	1.6
Australia	2,216	1.8
Hong Kong	1,762	1.4
Saudi Arabia	1,511	1.2
Brazil	1,574	1.3
Italy	986	0.8
United Arab Emirates	1,334	1.1
France	1,284	1.0
Oman	231	0.2
Others	9,571	7.8
Total	122,595	100.0

Sources: Philippine Statistics Authority.

Notes:

(1)

Beginning September 1, 2024, the BSP will only publish BSP generated statistics, except for certain major indicators. As such, previously published selected non-BSP-produced statistics, such as those from other government agencies, will no longer be published by the BSP.

(2)	Preliminary data as of November 30, 2025 or for the first eleven months of 2025, as applicable.

In the first eleven months of 2025, according to preliminary PSA data, total imports of goods increased by 4.1% to $122.6 billion, from the $117.8 billion recorded in the first eleven months of 2024. This was primarily a result of the increase in imports of capital goods and consumer goods. Imports of capital goods increased by 12.2% to $36.8 billion in the first eleven months of 2025, compared to $32.8 billion in the first eleven months of 2024. Imports of consumer goods increased by 7.6% to $25.5 billion in the first eleven months of 2025, compared to $23.7 billion in the first eleven months of 2024.

Services

The following table sets out the Republic’s services by sector for the periods indicated.

	Service Trade
	2020	2021	2022	2023	2024(1)	2025(2)
	($ in millions)
Total services	13,866	14,039	15,895	18,183	13,968	9,767
Exports	31,822	33,570	41,122	48,332	51,592	37,925
Imports	17,956	19,531	25,226	30,149	37,624	28,158
Manufacturing services on physical inputs owned by others	4,152	5,033	5,443	4,920	4,912	3,597

Exports	4,152	5,033	5,443	4,920	4,912	3,597
Imports	0	0	0	0	0	0
Maintenance and repair services	(11)	(8)	(70)	(153)	(201)	(16)

Exports	59	42	112	100	108	98
Imports	70	50	181	253	309	113
Transport	(2,525)	(3,493)	(3,967)	(4,380)	(3,923)	(3,108)

Exports	1,669	1,568	2,688	3,063	3,571	2,252
Imports	4,194	5,060	6,655	7,443	7,494	5,361
of which: Passenger	460	163	520	314	218	90
Exports	708	353	1,065	1,501	1,481	906
Imports	248	190	544	1,187	1,263	816
of which: Freight	(3,132)	(3,989)	(4,986)	(4,982)	(4,832)	(3,575)
Exports	564	672	760	629	613	520
Imports	3,696	4,661	5,746	5,611	5,445	4,095
of which: Other	147	333	498	287	691	377
Exports	396	542	863	932	1,477	826
Imports	249	209	364	645	786	449
Travel	(2,298)	(2,661)	(744)	2,465	(3,465)	4,251

Exports	1,791	600	4,174	9,118	9,318	6,612
Imports	4,088	3,262	4,918	6,653	12,784	10,863
Construction services	(11)	41	16	(300)	(199)	(118)

Exports	85	88	74	125	89	65
Imports	97	47	57	425	288	183
Insurance and pension services	(1,314)	(1,749)	(1,893)	(1,904)	(1,906)	(1,534)

Exports	75	101	100	86	121	59
Imports	1,389	1,850	1,993	1,989	2,027	1,593
Financial services	(453)	(211)	(752)	(1,330)	(2,007)	(1,110)

Exports	90	194	244	304	436	461
Imports	543	405	996	1,633	2,443	1,571
Charges for the use of intellectual property	(504)	(590)	(539)	(421)	(415)	(281)

Exports	15	33	12	30	28	13
Imports	519	623	551	452	443	294
Telecommunications, computer, and information services	4,414	4,179	4,591	5,163	5,931	4,739

Exports	5,930	6,300	6,673	7,098	8,085	6,355
Imports	1,515	2,121	2,082	1,935	2,155	1,616
Other business services	12,815	13,986	14,188	14,413	15,553	12,110

Exports	17,798	19,478	21,456	23,293	24,666	18,227
Imports	4,983	5,492	7,268	8,881	9,113	6,118
Personal, cultural and recreational services	(18)	(103)	(28)	42	87	67

Exports	136	112	127	169	227	162
Imports	154	214	155	126	141	95
Government services	(381)	(385)	(351)	(332)	(398)	(328)

Exports	22	22	21	26	29	24
Imports	403	407	372	358	427	352

Source: Bangko Sentral.

Note:

(1)	Preliminary data.
(2)	Preliminary data as of September 30, 2025.

In the first nine months of 2025, according to preliminary data, the trade-in-services account recorded a 2.6% decline from a $10.0 billion surplus in the first nine months of 2024 to a surplus of $9.8 billion. This was primarily a result of a 77.5% increase in the deficit for travel from a deficit of $2.4 billion in the first nine months of 2024 to a deficit of $4.3 billion in the first nine months of 2025. However, this was offset by an 8.9% increase in the surplus from other business services from a surplus of $11.1 billion in the first nine months of 2024 to a surplus of $12.1 billion in the first nine months of 2025.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2020	2021	2022	2023	2024(1)	2025(2)
	($ in millions)
Total Primary Income	4,101	3,323	4,949	4,342	4,946	3,789

Receipts	11,594	11,832	13,024	16,367	17,726	13,336
Payments	7,492	8,509	8,076	12,025	12,780	9,547
Compensation of employees	8,413	8,662	8,878	9,070	9,326	7,037

Receipts	8,549	8,825	9,067	9,289	9,474	7,153
Payments	136	163	189	219	148	116
Investment income	(4,311)	(5,339)	(3,930)	(4,728)	(4,380)	(3,248)

Receipts	3,045	3,007	3,957	7,078	8,253	6,183
Payments	7,356	8,346	7,887	11,806	12,632	9,431
Direct investment	(3,076)	(4,123)	(3,136)	(4,087)	(3,282)	(2,342)
Receipts	1,218	872	1,280	2,945	3,300	2,428
Payments	4,293	4,995	4,416	7,032	6,582	4,770
Income on equity and investment fund	(3,476)	(4,647)	(2,904)	(3,837)	(2,822)	(1,884)
Receipts	362	234	57	257	410	561
Payments	3,838	4,881	2,961	4,094	3,232	2,445
Dividends and withdrawals from income of quasi-corporations	(2,682)	(3,530)	(1,494)	(2,414)	(1,653)	(881)
Receipts	212	253	181	368	414	565
Payments	2,894	3,784	1,675	2,783	2,067	1,445
Reinvested earnings	(794)	(1,117)	(1,410)	(1,423)	(1,169)	(1,003)
Receipts	150	(20)	(125)	(112)	(4)	(3)
Payments	944	1,097	1,286	1,311	1,165	1,000
Interest	400	524	(232)	(250)	(460)	(458)
Receipts	855	639	1,223	2,688	2,890	1,867
Payments	455	115	1,455	2,938	3,350	2,325
Portfolio investment	(1,962)	(2,264)	(2,393)	(2,102)	(2,905)	(2,574)

Receipts	456	693	389	425	433	389
Payments	2,417	2,957	2,782	2,526	3,338	2,964
Income on equity and investment fund shares	(825)	(846)	(901)	(805)	(1,460)	(1,210)
Receipts	10	6	1	12	6	5
Payments	835	852	902	817	1,466	1,214

	Primary Income
	2020	2021	2022	2023	2024(1)	2025(2)
	($ in millions)
Dividends on equity excluding investment fund shares	(825)	(846)	(901)	(805)	(1,460)	(1,210)
Receipts	10	6	1	12	6	5
Payments	835	852	902	817	1,466	1,214
Interest	(1,136)	(1,418)	(1,492)	(1,297)	(1,445)	(1,365)
Receipts	446	687	388	413	426	385
Payments	1,582	2,105	1,880	1,710	1,867	1,750
Short term	(84)	(385)	(276)	(63)	(14)	47
Receipts	118	133	12	10	0	58
Payments	202	518	288	73	14	11
Long term	(1,052)	(1,033)	(1,216)	(1,234)	(1,432)	(1,412)
Receipts	328	555	376	403	426	327
Payments	1,380	1,587	1,592	1,637	1,858	1,739
Central Banks	(12)	(12)	(10)	(8)	(8)	(3)
Deposit-taking corporation, except the central bank	(143)	(145)	(161)	(135)	(141)	(135)
General government	(1,073)	(1,261)	(1,196)	(1,333)	(1,580)	(1,468)
Other sectors	176	384	151	242	297	195
Receipts	328	555	376	403	426	327
Payments	152	171	226	160	129	132
Other investment income	(381)	(258)	(151)	(983)	(1,303)	(747)
Receipts	264	135	538	1,264	1,410	950
Payments	645	393	689	2,247	2,713	1,697
Central banks	(4)	(1)	(28)	(134)	(149)	(87)
Receipts	0	0	0	0	0	0
Payments	4	1	28	134	149	87
Deposit-taking corporation, except the central bank	105	60	367	613	610	420
Receipts	196	115	447	808	867	581
Payments	91	55	80	194	257	161
General government	(374)	(210)	(439)	(1,545)	(1,838)	(1,147)
Other sectors	(108)	(107)	(51)	83	74	67
Receipts	69	21	91	456	542	369
Payments	176	127	142	374	468	303

Source: Bangko Sentral.

Note:

(1)	Preliminary data.
(2)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.

In the first nine months of 2025, according to preliminary data, the primary income account recorded a surplus of $3.8 billion, representing an 8.7% increase from the surplus of $3.5 billion recorded in the first nine months of 2024. The increased surplus was primarily the result of a 3.1% increase in compensation of employees account surplus, which increased from $6.8 billion in the first nine months of 2024 to $7.0 billion in the first nine months of 2025.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2020	2021	2022	2023	2024(1)	2025(2)
	($ in millions)
Total Secondary Income	27,386	29,501	30,596	31,124	31,687	23,955
Receipts	28,240	30,452	31,378	32,217	32,876	24,775
Payments	854	950	781	1,092	1,190	819
General Government	631	720	550	597	516	366
Receipts	671	760	590	634	552	400
Payments	39	39	41	37	36	35
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	26,754	28,781	30,047	30,528	31,171	23,590
Receipts	27,569	29,692	30,788	31,583	32,324	24,374
Payments	815	911	741	1,055	1,153	785
Personal transfers	26,259	27,767	28,873	29,716	30,685	23,143
Receipts	26,334	27,860	28,982	29,807	30,806	23,239
Payments	75	93	109	91	121	95
Other current transfers	496	1,014	1,174	812	486	446
Credit	1,236	1,832	1,806	1,775	1,518	1,136
Debit	740	818	632	964	1,032	689

Source: Bangko Sentral.

Note:

(1)	Preliminary data.
(2)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.

In the first nine months of 2025, according to preliminary data, the secondary income account recorded a surplus of $24.0 billion, 2.9% higher than the $23.3 billion recorded in the first nine months of 2024. This higher surplus was due mainly to a 3.1% increase in financial corporations, nonfinancial corporations, households, and non-profit institutions serving households account surplus, from $22.9 billion in the first nine months of 2024 to $23.6 billion in the first nine months of 2025.

Financial Account

The financial account is divided into four categories: direct investments, portfolio investments, financial derivative investments and other investments.

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2020	2021	2022	2023(1)	2024(2)	2025(3)
	($ in millions)
Total direct investment	(3,260)	(9,732)	(5,631)	(5,400)	(6,568)	(4,635)

Net acquisition of financial assets	3,562	2,251	3,861	3,525	2,872	902

Direct investor in direct investment enterprises	125	285	563	667	2,595	972
Placements	248	501	748	787	2,786	1,106
Withdrawals	123	216	185	120	191	134
Reinvestment of earnings	150	(20)	(125)	(112)	(4)	(3)
Debt instruments	3,287	1,986	3,423	2,969	281	(67)
Direct investor in direct investment enterprises	22	401	101	375	464	448
Direct investment enterprises in direct investor	3,265	1,584	3,322	2,595	(183)	(514)
Net incurrence of liabilities	6,822	11,983	9,492	8,925	9,440	5,537

Equity and investment fund shares	2,651	4,476	3,243	2,393	2,705	1,905
Direct investor in direct investment enterprises	1,706	3,379	1,957	1,081	1,540	905
Placements	2,099	3,934	2,206	2,080	2,168	1,463
Withdrawals	392	555	249	998	628	558
Reinvestment of earnings	944	1,097	1,286	1,311	1,165	1,000
Debt instruments	4,172	7,507	6,250	6,533	6,735	3,632
Direct investor in direct investment enterprises	3,868	7,333	6,019	6,655	6,560	4,014
Direct investment enterprises in direct investor	304	174	231	(122)	175	(382)

Source: Bangko Sentral.

Note:

(1)	Revised data.
(2)	Preliminary data.
(3)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2020	2021	2022	2023(1)	2024(2)	2025(3)
	($ in millions)
Portfolio investment	(1,680)	10,237	(1,684)	3,544	(4,744)	(1,303)
Net acquisition of financial assets	6,567	7,809	(281)	3,463	960	6,667
Equity and investment fund shares	1,014	1,786	(529)	1,714	531	487
Central banks	0	0	0	0	0	0
Deposit-taking corporations, except the central bank	2	(35)	(3)	(40)	15	(23)
Other sectors	1,012	1,821	(525)	1,754	516	510
Debt securities	5,553	6,023	247	1,749	430	6,180
Central bank	1,378	3,414	97	91	58	(364)
Deposit-taking corporations, except the central bank	1,985	(1,414)	(656)	(819)	3,602	3,687
Other sectors	2,190	4,024	806	2,476	(3,230)	2,857
Net incurrence of liabilities	8,246	(2,428)	1,402	(81)	5,704	7,970
Equity and investment fund shares	(2,541)	(975)	(488)	(444)	(87)	(457)
Deposit-taking corporations, except the central bank	(739)	803	645	304	243	(67)
Other sectors	(1,802)	(1,778)	(1,133)	(748)	(330)	(389)
Debt securities	10,787	(1,452)	1,890	363	5,791	8,426
Central bank	(24)	(7)	(8)	(14)	(9)	(11)
Deposit-taking corporations, except the central bank	424	(1,069)	156	(1,645)	483	498
General government	6,094	225	2,945	1,932	4,866	6,032
Other sectors	4,294	(601)	(1,202)	90	451	1,907

Source: Bangko Sentral. Note:

Note:

(1)	Revised data.
(2)	Preliminary data.
(3)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.

From 2020 to September 30, 2025, the Government did not engage in derivative transactions with non-resident counterparties for either hedging or speculative purposes. However, the Bangko Sentral occasionally engages in derivative instrument transactions such as options, forwards and swaps for purposes of managing risk and enhancing yield.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2020	2021	2022	2023(1)	2024(2)	2025(3)
	($ in millions)
Total other investment	(1,767)	(6,987)	(6,523)	(11,635)	(8,621)	(6,289)

Net acquisition of financial assets	3,953	649	(415)	(2,062)	1,881	(1,433)

Currency and deposits	2,673	(631)	21	(1,489)	1,358	(1,579)
Deposit-taking corporations, except the central bank	1,240	184	(629)	(753)	441	(814)
Other sectors	1,433	(815)	650	(736)	917	(766)
Loans	1,174	1,165	(520)	(744)	401	176
Deposit-taking corporations, except the central bank	1,174	1,165	(520)	(744)	401	176

Trade credits and advances(4)	118	141	94	92	56	16
Other accounts receivable	(12)	(26)	(11)	79	66	(46)
Net incurrence of liabilities	5,720	7,636	6,108	9,573	10,502	4,856

Currency and deposits	(333)	380	479	(141)	(248)	510
Loans	6,462	4,421	5,242	9,624	10,270	4,091
Deposit-taking corporations, except the central bank	(3,260)	(1,166)	28	2,087	4,133	451
Long-term	—	—	—	—	—	—
Short-term	(3,260)	(1,166)	28	2,087	4,133	451
General government	7,334	4,450	3,757	4,792	5,042	3,012
Long-term drawings	8,517	5,642	4,795	6,088	6,741	4,253
Long-term repayments	1,182	1,192	1,038	1,295	1,700	1,241
Other sectors	2,387	1,137	1,457	2,745	1,095	628
Long-term	1,932	704	1,518	3,049	674	221
Drawings	3,507	2,602	3,354	6,723	4,258	1,413
Repayments	1,576	1,898	1,837	3,674	3,584	1,192
Short-term	456	432	(61)	(304)	421	407
Trade credits and advances	(787)	265	510	(66)	35	135
Other accounts payable—other	378	(202)	(123)	155	445	120

Source: Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data.
(3)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.
(4)	All trade credits are short-term credits in non-governmental sectors.

According to preliminary data, the financial account recorded a net outflow of $12.2 billion in the first nine months of 2025, lower than the net outflow of $21.6 billion in the first nine months of 2024. This decrease in net outflow was primarily a result of an 82.1% decrease in portfolio investment from a net outflow of $7.3 billion in the first nine months of 2024 to a net outflow of $1.3 billion in the first nine months of 2025.

Foreign Direct Investment

The following table sets out foreign direct investments in the Philippines by industry for the periods indicated.

	Net Foreign Direct Investment by Industry(1)
Industry	2020	2021	2022	2023(2)	2024(3)	2025(4)
	($ in millions)
Total equity other than reinvestment of earnings, net	1,706.3	3,379.4	1,957.1	1,081.2	1,540.1	1,021.9
Agriculture, forestry and fishing	0.0	0.4	3.7	5.2	3.2	2.3
Mining and quarrying	0.6	6.0	5.0	7.1	(3.3)	3.9
Manufacturing	754.0	550.6	737.5	894.8	1,467.0	610.7
Electricity, gas, steam and air conditioning supply	(38.3)	2,042.3	51.5	(9.2)	(106.4)	(278.2)
Water supply, sewerage, waste management and remediation activities	4.7	(8.5)	0.0	0.0	0.0	1.4
Construction	99.8	51.5	160.9	69.7	47.4	(9.9)
Wholesale and retail trade and repair of motor vehicles and motorcycles	93.4	16.2	107.1	(244.7)	(13.4)	389.5
Transportation and storage	102.9	72.6	30.5	17.5	12.5	23.9
Accommodation and food service activities	7.8	10.2	16.6	21.1	18.1	10.8
Information and communication	130,0	56.5	177.4	112.2	102.4	28.6
Financial and insurance activities	230.5	362.2	255.9	(90.1)	(125.4)	55.3
Real estate activities	187.9	137.1	353.8	220.3	101.3	116.7
Professional, scientific and technical activities	24.4	48.1	33.6	(27.5)	(5.5)	14.8
Administrative and support service activities	90.7	15.3	11.5	12.0	27.0	47.3
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.2	0.3
Education	0.8	7.3	0.9	2.2	2.0	1.2
Human health and social work activities	14.3	8.0	3.4	89.6	2.3	1.0
Arts, entertainment and recreation	2,8	3.3	0.9	0.1	10.3	2.3
Other service activities	0.1	0.3	6.9	0.7	0.4	0.1
Others, not elsewhere classified(5)	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	944.2	1,097.1	1,285.5	1,311.4	1,165.0	1,088.2
Debt instruments	4,171.6	7,506.9	6,249.6	6,532.6	6,734.9	4,069.1

Total	6,822.1	11,983.4	9,492.2	8,925.1	9,440.0	6,179.2

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Revised data.
(3)	Preliminary data.
(4)	Preliminary data as of October 31, 2025 or for the first ten months of 2025, as applicable.
(5)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country for the periods indicated.

	Net Foreign Direct Investment by Country(1)(2)
	2020	2021	2022	2023(3)	2024	2025(5)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	1,706.3	3,379.4	1,957.1	1,081.2	1,540.1	1,021.9
Asia	1,185.9	3,326.2	1,585.9	1,302.5	825.6	977.0
ASEAN(6)	295.8	2,582.0	673.1	321.6	173.9	164.3
Middle East(7)	8.9	6.3	45.8	(2.9)	(1.6)	10.8
Other Asia	881.2	737.9	867	983.8	653.3	810.8
Americas	191.6	157.1	260.0	56.5	109.8	158.9
Oceania	(2.6)	(8.2)	6.4	6.3	(0.4)	2.1
Europe	329.3	(96.8)	104.3	(285.1)	603.2	(117.5)
European Union(8)(9)	278.7	(121.3)	29.2	(288.0)	(163.7)	(111.7)
Other Europe	50.6	24.5	75.1	573.1	766.9	(5.8)
Africa	1.1	1.0	0.5	0.7	1.7	0.8
Others(10)	0.9	0.0	0.1	0.2	0.2	0.7
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(11)	944.2	1,097.1	1,285.5	1,311.4	1,165.0	1,088.2
Debt instruments(11)	4,171.6	7,506.9	6,249.6	6,532.6	6,734.9	4,069.1

Total	6,822.1	11,983.4	9,492.2	8,925.1	9,440.0	6,179.2

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)

Effective July 17, 2023, the BSP adopted the country list based on the ISO 3166 Country Codes and the country classification based on Continental Grouping (Asia, America, Oceania, Europe, and Africa). For comparability across periods, the data for 2018-2023 were revised to reflect the updated totals by continental group.

(3)	Revised data.
(4)	Preliminary data.
(5)	Preliminary data as of October 31, 2025 or for the first ten months of 2025, as applicable.
(6)	Includes Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Singapore, Thailand and Viet Nam.
(7)

Includes Bahrain, Egypt, the Islamic Republic of Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Oman, Palestinian Territory, Qatar, Saudi Arabia, the Syrian Arab Republic (Syria), United Arab Emirates and Yemen.

(8)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

(9)	The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 2021 were revised to reflect the UK’s exit from the EU.
(10)	Other countries not specified.
(11)	Country breakdowns statistics are not available.

In the first ten months of 2025, according to preliminary data, net inflows of foreign direct investment were $6.2 billion, 24.5% lower than the $8.2 billion recorded in the first ten months of 2024. The lower inflows were mainly due to a decrease in inflows for net equity other than reinvestment of earnings, which decreased from $1.5 billion in the first ten months of 2024 to $1.0 billion in the first ten months of 2025, and in the manufacturing industry, from an inflow of $1.4 billion for the first ten months of 2024 to an inflow of $0.6 billion ten months of 2025. Reinvestment of earnings in the Republic increased to $1.1 billion in the first ten months of 2025, compared with $1.0 billion in the first ten months of 2024.

In the first ten months of 2025, according to preliminary data, the contribution of new equity investments to net inflows of foreign direct investment decreased to an inflow of $1.0 billion in the first ten months of 2025 from an inflow of $1.5 billion in the first ten months of 2024.

Foreign direct investment decreased primarily as a result of a decrease in new equity investments of foreign direct investment from Europe from a net inflow of $653.5 million in the first ten months of 2024 to net outflow of $117.5 million in the first ten months of 2025. This was partially offset by increases in new equity investments of foreign direct investment from Asia and the Americas from a net inflow of $718.5 million and $84.2 million, respectively, in the first ten months of 2024 to net inflows of $977.0 million and $158.9 million, respectively, in the first ten months of 2025.

International Reserves

The following table sets out the gross international reserves of the Bangko Sentral as of the specified dates, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2020	2021	2022	2023	2024		2025(2)
	($ in millions, except months and percentages)
Sector
Reserve position in the IMF(3)	813.1	801.6	789.8	760.9	675.6		727.3
Gold	11,650.3	9,332.8	9,282.3	10,557.2	11,005.7		18,577.5
Special Drawing Rights (“SDR”)	1,232.9	3,938.9	3,764.8	3,809.6	3,732.7		3,911.8
Foreign investments	93,644.5	91,624.5	81,369.5	87,854.8	89,476.0		87,008.9
Foreign exchange(4)	2,821.6	3,096.6	942.8	770.7	1,366.5		647.2

Total	110,117.4	108,794.4	96,149.2	103,753.2	106,256.5		110,872.6

Total as number of months of imports of goods and services	12.3	9.7	7.2	7.6	7.5		7.4
Total as a % of short-term debt(5)
Original maturity	775.0	721.0	578.5	606.9	501.7	(1)	512.7
Residual maturity	520.2	545.8	384.3	394.5	376.5	(1)	396.9

Source: Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data.
(3)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.

(4)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(5)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium-and long-term loans of the public and private sectors due within the next 12 months. Figures reflect data based on debt service schedule on outstanding external debt and outstanding short-term external debt as of 30 September 2025.

Preliminary data indicate that gross international reserves were $110.9 billion as of December 31, 2025, an increase from the $103.8 billion recorded as of December 31, 2024. This increase was mainly due to an increase of $7.6 billion in gold to $18.6 billion as of December 31, 2025 from $11.0 billion as of December 31, 2024. The level of gross international reserves as of December 31, 2025 was sufficient to cover approximately 7.4 months of imports of goods and payments of services and income, and was equivalent to 5.1 times the Republic’s short-term debt based on original maturity and 4.0 times based on residual maturity. Net international reserves at the end of December 2025 were $110.9 billion.

Monetary System

Monetary Policy

As of September 30, 2025, Bangko Sentral, according to unaudited and preliminary financial information, had total assets of ₱7,806.5 billion, of which international reserves accounted for ₱6,298.8 billion. Bangko Sentral’s remaining assets consisted mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consisted mainly of currency in circulation and deposits from banks and quasi-banks.

Money Supply

The following table presents certain information regarding the Philippines’ money supply as of the specified dates.

	Money Supply (SRF-based)
	As of December 31,
	2020	2021	2022	2023	2024	2025(1)
	(₱ in billions, except percentages)
M1(2)
Currency in circulation	1,731.8	1,876.8	2,020.0	2,115.9	2,366.9	2,344.5
Current account deposits	3,724.1	4,323.3	4,603.3	4,750.0	5,027.3	5,208.6
Total	5,455.9	6,200.1	6,623.3	6,865.9	7,394.1	7,553.1
percentage increase(3)	21.2%	13.6%	6.8%	3.7%	7.7%	7.1	%(6)
M2(4)	13,564.2	14,769.5	15,918.1	16,948.8	18,334.2	19,055.6
percentage increase(3)	10.3%	8.9%	7.8%	6.5%	8.2%	8.1	%(6)
M3(5)	14,222.0	15,343.4	16,405.9	17,441.3	18,790.1	19,439.5
percentage increase(3)	9.6%	7.9%	6.9%	6.3%	7.7%	7.6	%(6)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data as of November 30, 2025.
(2)	Consists of currency in circulation and demand deposits.
(3)	Year-on-year.
(4)	Consists of M1, savings deposits and time deposits.
(5)	Consists of M2 and deposit substitutes.
(6)	Period-on-period changes.

As of November 30, 2025, according to preliminary data, the Republic’s money supply (M3) was ₱19.4 trillion, an increase of 7.6% from the ₱18.1 trillion as of November 30, 2024. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 10.6% compared to the level as of November 30, 2024. This increase was primarily driven by an increase in net claims on other sectors, which increased by 10.4% compared to the level as of November 30, 2024. Bangko Sentral’s net foreign asset position increased by 4.4% to ₱7.4 trillion as of November 30, 2025 and the net foreign asset position of other depository corporations increased by 26.9% to ₱920.1 billion as of November 30, 2025.

The following table presents information regarding domestic interest and deposit rates for the periods indicated.

Domestic Interest and Deposit Rates

	Domestic Interest and Deposit Rates
	2020	2021	2022	2023	2024	2025
	(weighted averages per period) (%)
91-day Treasury bill rates	2.0	1.1	1.9	5.4	5.7	4.8	(1)
Bank average lending rates(1)	7.0	6.1	6.0	7.6	7.9	N/A

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.

Foreign Exchange System

The following table sets out exchange rate information between the peso and the U.S. dollar for the periods and as of dates indicated.

	Exchange Rates of Peso per U.S. Dollar
Year	Period End	Period Average(1)
2020	48.036	49.624
2021	50.774	49.255
2022	56.120	54.478
2023	55.567	55.630
2024	58.014	57.291
2025	58.805	57.505

Sources: Reference Exchange Rate Bulletin; Treasury Department; Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.

In 2025, the average exchange rate was ₱57.505 per U.S. dollar, compared to ₱57.291 per U.S. dollar in 2024. The slight depreciation of the peso against the U.S. dollar in 2025 was primarily attributable to the strengthening of the U.S. dollar amid new U.S. economic policies, including on tariffs, inflation concerns and ongoing geopolitical tensions.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution as of the dates specified.

	Total Resources of the Financial System(1)
	As of December 31,
	2020	2021	2022	2023(2)	2024(2)	2025(3)
	(₱ in billions)
Banks
Universal/Commercial banks	18,527	19,761	22,376	24,316	26,438	27,567
Thrift banks	1,192	1,338	1,028	1,104	1,170	1,420
Digital banks	—	—	—	91	122	166
Rural banks	308	341	403	446	527	506
Total banks	20,028	21,440	23,807	25,957	28,256	29,659
Non-bank financial institutions(3)	4,674	4,917	5,236	5,561	5,704	6,104	(5)

Total assets	24,702	26,357	28,864	31,339	33,780	35,762

Source: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Excludes assets of Bangko Sentral ng Pilipinas.
(2)	Preliminary data.
(3)	Preliminary data as of November 30, 2025.
(4)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non-Stock Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), Government Non-bank Financial Institutions, Authorized Agent Banks, Forex Corporations, and Private and Government Insurance Companies (i.e., SSS and GSIS).

(5)	Data as of June 30, 2025.

Structure of the Financial System

As of December 31, 2025, according to preliminary data, the Republic had 44 operating universal and commercial banks.

The following table sets out the outstanding loans of universal and commercial banks as of the dates specified, classified by sector and their percentages by sector are net of Bangko Sentral’s Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding; Loans by Sector (1)
	As of December 31,
	2020		2021		2022		2023		2024		2025(2)
	(₱ in billions, except percentages)
Total	9,442.2	100%	9,892.2	100%	11,206.2	100%	12,283.6	100%	13,518.4	100.0%	14,062.8	100.0%
Agriculture, Forestry and Fishing	211.4	2.2%	200.6	2.0%	207.1	1.9%	214.8	1.7%	232.4	1.8%	246.6	1.8%
Mining and Quarrying	43.5	0.5%	37.3	0.4%	39.3	0.4%	44.9	0.4%	55.8	0.4%	65.5	0.5%
Manufacturing	933.2	9.9%	1,088.8	11.0%	1,260.4	11.5%	1,271.6	10.4%	1,365.5	10.4%	1,178.8	8.5%
Electricity, Gas, Steam and Air conditioning Supply	1,044.0	11.1%	1,046.4	10.6%	1,197.7	11.0%	1,273.4	10.4%	1,454.6	11.1%	1,707.5	12.4%
Water Supply, Sewerage, Waste Management and Remediation Activities	103.7	1.1%	109.7	1.1%	135.8	1.2%	177.1	1.4%	205.5	1.6%	219.8	1.6%
Construction	375.6	4.0%	383.5	3.9%	448.0	4.1%	492.4	4.0%	554.4	4.2%	503.8	3.7%
Wholesale and Retail Trade and Repair of Motor Vehicles and Motorcycles	1,112.6	11.8%	1,125.8	11.4%	1,269.7	11.6%	1,371.4	11.2%	1,509.6	11.5%	1,579,9	11.5%
Accommodation and Food Service Activities	162.4	1.7%	150.7	1.5%	149.8	1.4%	151.7	1.2%	167.4	1.3%	175.2	1.3%
Transportation and Storage	302.2	3.2%	330.0	3.3%	347.4	3.2%	381.9	3.1%	493.5	3.8%	536.1	3.9%
Information and Communication	376.1	4.0%	482.0	4.9%	589.0	5.4%	630.9	5.1%	685.1	5.2%	720.3	5.2%
Financial and Insurance Activities	881.0	9.3%	970.6	9.8%	1,039.0	9.5%	987.2	8.0%	1,060.4	8.1%	1,097.7	8.0%
Real Estate Activities	1,768.1	18.7%	1,930.9	19.5%	2,187.9	20.0%	2,428.3	19.8%	2,651.0	20.2%	2,781.2	20.2%
Professional, Scientific and Technical Activities	54.6	0.6%	57.8	0.6%	42.4	0.4%	37.7	0.3%	56.5	0.4%	65.7	0.5%
Administrative and Support Service Activities	37.6	0.4%	31.1	0.3%	39.9	0.4%	43.9	0.4%	47.4	0.4%	45.2	0.3%
Public Administration and Defense; Compulsory Social Security	144.6	1.5%	152.6	1.5%	170.3	1.6%	192.7	1.6%	212.1	1.6%	236.2	1.7%
Education	39.9	0.4%	34.8	0.4%	33.9	0.3%	31.0	0.3%	31.7	0.2%	30.5	0.2%
Human Health and Social Work Activities	89.3	0.9%	93.2	0.9%	96.7	0.9%	101.8	0.8%	101.3	0.8%	97.6	0.7%
Arts, Entertainment and Recreation	150.1	1.6%	162.4	1.6%	174.2	1.6%	173.3	1.4%	226.3	1.7%	232.5	1.7%
Other Service Activities	65.0	0.7%	67.8	0.7%	84.3	0.8%	95.1	0.8%	89.3	0.7%	86.9	0.6%
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	86.3	0.9%	67.3	0.7%	69.2	0.6%	18.4	0.1%	16.8	0.1%	28.8	0.2%
Others(3)	1,400.8	14.8%	1,368.8	13.8%	1,624.4	12.2%	2,164.4	17.6%	2,302.0	14.6%	2,426.9	15.6%

Source: Bangko Sentral.

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of October 31, 2025.
(3)	Includes loans to individuals for household consumption purposes, loans under the Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

As of December 31, 2025, according to preliminary data, the Republic had 371 operating rural and cooperative banks.

As of December 31, 2025, according to preliminary data, the Republic had 42 operating thrift banks (including microfinance-oriented banks).

As of December 31, 2025, according to preliminary data, the Bangko Sentral regulated or supervised five non-bank financial institutions with quasi-banking functions. The Bangko Sentral also supervised or regulated 1,563 non-bank financial institutions without quasi-banking functions, according to preliminary data as of December 31, 2025.

Non-Performing Loans

The following table provides information regarding NPLs for universal and commercial banks as of the dates indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank(1)
	As of December 31, (unless otherwise stated)
	2020	2021	2022	2023	2024	2025(2)
	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	7,711.6	8,061.1	9,260.2	9,983.6	11,331.7	12,187.6
Non-performing loans	244.6	290.8	233.5	251.3	274.5	308.1
Ratio of non-performing loans to total loans	3.2%	3.6%	2.5%	2.5%	2.4%	2.5%
Other Private Commercial banks
Total loans	361.0	387.0	238.7	265.3	150.2	155.5
Non-performing loans	17.6	19.7	13.2	14.9	11.2	10.5
Ratio of non-performing loans to total loans	4.9%	5.1%	5.5%	5.6%	7.5%	6.8%
Government banks(3)
Total loans	1,321.3	1,434.5	1,748.8	2,033.6	2,158.8	2,061.8
Non-performing loans	36.3	55.1	86.7	106.9	132.4	133.8
Ratio of non-performing loans to total loans	2.8%	3.9%	5.0%	5.3%	6.1%	6.5%
Foreign banks
Total loans	525.5	574.5	554.9	568.9	561.7	726.8
Non-performing loans	10.2	6.1	3.1	6.6	6.7	7.2
Ratio of non-performing loans to total loans	2.0%	1.1%	0.6%	1.2%	1.2%	1.0%
Total loans	9,919.5	10,457.1	11,802.5	12,851.5	14,202.3	15,131.7
Total non-performing loans	308.8	371.6	336.5	379.8	424.7	459.6
Ratio of non-performing loans to total loans	3.1%	3.6%	2.9%	3.0%	3.0%	3.0%

Source: Bangko Sentral.

Notes:

(1)	Includes transactions of local banks’ foreign offices but excludes banks under liquidation.
(2)	Preliminary data as of November 30, 2025.
(3)	Consists of LBP, DBP and Al-Amanah Islamic Investment Bank of the Philippines.

As of November 30, 2025, according to preliminary data, the gross non-performing loan ratio was 3.0%, which was lower than the ratio of 3.2% recorded as of November 30, 2024. Non-performing loans increased by 4.2% to ₱459.6 billion as of November 30, 2025 from the ₱441.1 billion recorded as of November 30, 2024, primarily due to inflation and rising interest rates, which weighed down borrowers’ capacity to pay. The universal and commercial bank industry’s total loan portfolio increased by 11.2% to ₱15,131.7 billion as of November 30, 2025 from the ₱13,606.9 billion recorded as of November 30, 2024.

The Philippine Securities Markets

History and Development

The PSEi closed at 6,437.78 points on January 19, 2026.

Government Securities Market

As of November 30, 2025, outstanding Government securities amounted to ₱12.1 trillion, 61.4% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Public Finance

The following table sets out the consolidated financial position on a cash basis as of the dates indicated.

	Consolidated Public Sector Financial Position of the Republic
	As of December 31,
	2020	2021	2022	2023	2024
	(₱ in billions, except percentages)
Public sector borrowing requirement:
National Government	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1)	(1,506.4)
CB Restructuring	0.0	0.0	0.0	0.0	0.0
Monitored Government-owned corporations	(1.5)	37.2	31.9	65.5	0.8
Adjustment of net lending and equity to GOCCs	22.1	16.4	25.6	27.8	9.1
Other adjustments	0.0	0.0	0.0	0.0	0.0

Total public sector borrowing requirement	(1,350.8)	(1,616.4)	(1,556.6)	(1,418.8)	(1,496.4)

As a percentage of GDP	(7.5)%	(8.3)%	(7.1)%	(5.8)%	(5.7)%
Other public sector:
Social Security System and Government Service Insurance System	84.1	190.6	226.0	281.5	175.8
Bangko Sentral(2)	(7.9)	19.8	47.2	(5.9)	97.1
Government financial institutions	25.9	29.5	45.1	52.0	44.5
Local government units	272.3	284.6	433.3	325.3	358.4
Timing adjustment of interest payments to the Bangko Sentral	0.0	0.0	0.0	0.0	0.0
Other adjustments	0.0	0.0	0.0	0.0	0.0

Total other public sector	374.4	524.4	751.7	652.8	675.8

Consolidated public sector financial position	(976.4)	(1,092.0)	(804.9)	(765.9)	(820.6)

As a percentage of GDP	(5.4)%	(5.6)%	(3.7)%	(3.2)%	(3.1)%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)	BSP net income is as of September 30, 2024.

As of December 31, 2024, the consolidated public sector financial position of the republic recorded a deficit of ₱820.6 billion, an increase in deficit from the ₱765.9 billion deficit recorded as of December 31, 2023. The increase in the public sector financial position deficit was largely due to an increase in deficit of public sector borrowing requirement. The deficit as of December 31, 2024 was equivalent to 5.7% of the Republic’s GDP as of December 31, 2024 at current prices.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures(1)
	Actual						Budget
	2020	2021	2022	2023	2024	2025(2)	2024	2025
	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	1,951.0	2,078.1	2,335.7	2,517.0	2,851.6	2,651.3	2,905.6	3,219.5
Bureau of Customs	537.7	643.6	862.4	883.2	916.7	784.6	859.5	958.7
Others Government offices(3)	18.5	24.0	21.7	29.1	32.4	33.4	31.7	35.8

Total tax revenues	2,507.2	2,745.7	3,220.3	3,429.3	3,800.7	3,798.6	3,820.3	4,214.0
As a percentage of GDP (at current market prices)	14.0%	14.1%	14.6%	14.1%	14.4%	15.2(4)%	14.4%	14.9%
Non-tax revenues:
Bureau of the Treasury income	219.7	125.3	154.8	227.6	283.4	215.2	187.0	179.2
Fees and charges	23.1	31.7	46.4	56.3	65.2	30.8	73.0	65.2
Privatizations	0.5	0.3	1.6	0.9	3.3	2.0	42.1	5.0
Others (including Foreign grants)	105.5	102.5	122.9	110.0	266.5	102.7	147.5	57.0

Total non-tax revenues	348.7	259.9	325.7	394.8	618.3	350.6	449.6	306.5

Total revenues	2,856.0	3,005.5	3,545.5	3,824.1	4,419.0	4,149.2	4,269.9	4,520.4

Expenditures
Allotment to local government units	804.5	892.7	1,103.3	926.1	1,024.1	1,057.1	1,012.1	1,128.3
Interest payments
Foreign	101.4	96.1	119.4	192.6	223.5	207.4	219.5	231.8
Domestic	279.1	333.3	383.5	435.7	539.8	593.1	544.0	616.3

Total interest payments	380.4	429.4	502.9	628.3	763.3	800.5	763.4	848.0

Tax expenditures	33.1	36.7	39.8	31.7	51.1	45.9	14.5	14.5
Subsidy	229.0	184.8	200.4	163.5	138.8	95.8	199.1	135.5
Equity and net lending	34.9	65.4	38.4	27.3	7.9	4.4	62.4	30.5
Others	2,745.4	3,066.6	3,275.0	3,559.3	3,940.2	3,409.1	3,702.7	3,925.3

Total expenditures	4,227.4	4,675.6	5,159.6	5,336.2	5,925.4	5,412.8	5,754.3	6,082.1

Surplus/(Deficit)	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1)	(1,506.4)	(1,263.7)	1,484.3)	(1,561.7)
Financing
Net domestic borrowings	1,558.3	1,473.1	1,027.3	811.7	905.3	1,183.9	903.4	1,124.8
Gross domestic borrowings	1,998.7	2,010.6	1,643.4	1,634.2	1,923.3	2,111.5	1,923.9	2,111.8
Less: Amortization	440.4	537.5	616.1	822.5	1,018.0	927.6	1,020.5	987.1
Net foreign borrowings	600.8	331.5	389.6	437.9	401.9	270.0	403.4	269.1

Total net financing requirement	2,159.0	1,804.6	1,417.0	1,249.7	1,307.2	1,453.9	1,306.8	1,393.9

Change in cash	787.6	134.5	(197.2)	(262.4)	(199.2)	190.2

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflects the actual principal repayments to the creditor including those serviced by the Bond Sinking Fund. Financing includes gross proceeds of liability management transactions such as bond exchanges.

(2)	Preliminary data as of November 30, 2025.
(3)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.
(4)	Preliminary data as of September 30, 2025 or for the first nine months of 2025, as applicable.

Revenues

Sources

Total Government revenues in the first eleven months of 2025 were ₱4,149.2 billion, a 1.1% increase over the ₱4,104.3 billion recorded in the first eleven months of 2024. In the first eleven months of 2025, Bureau of Internal Revenue collections were ₱2,905.6 billion, an 8.9% increase from the ₱2,667.8 billion recorded in the first eleven months of 2024. The Bureau of Customs recorded collections of ₱859.5 billion in the first eleven months of 2025, a 1.1% increase from the ₱850.0 billion recorded in the first eleven months of 2024. Non-tax revenues were ₱350.6 billion in the first eleven months of 2025, a 36.9% decrease from the ₱555.2 billion recorded in the first eleven months of 2024.

Expenditures

Total Government expenditures in the first eleven months of 2025 were ₱5,412.8 billion, a 2.5% increase over the ₱5,281.2 billion recorded in the first eleven months of 2024. This increase was primarily due to higher disbursements in allotment to local government units, higher interest payments and other national Government expenditures.

The Government Budget

The Budget Process

2026 Budget

On January 5, 2026, President Marcos signed into law Republic Act No. 12314, or the General Appropriations Act for 2026. The 2026 budget sets program expenditures at ₱6.793 trillion, 7.38% higher than the ₱6.326 trillion 2025 budget. This budget is anchored on the three pillars of the Philippines Development Plan 2023-2028, namely (i) to develop and protect the capabilities of individuals and families, (ii) transform production sectors to generate more quality jobs and competitive products, and (iii) create an enabling environment. The 2026 budget is the Republic’s main fiscal stimulus that will fund programs, activities, and/or projects to pursue strong capital formation accompanied by accelerated government spending and maintenance of infrastructure spending, while also scaling up sustainable and green investments that are aligned with the National Climate Change Action Plan 2011-2028 and the Sustainable Development Goals to ensure that the 2026 budget is not only growth-enhancing but also disaster-responsive and climate-resilient.

Debt

External Debt

For foreign borrowings by the private sector, Bangko Sentral approval is required if the loans (i) are guaranteed by the public sector; or (ii) will be serviced with foreign exchange from the Philippine banking system.

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt as of the dates indicated.

	Bangko Sentral Approved External Debt As of December 31,
	2019	2020	2021	2022	2023	2024	2025(1)
	($ in millions, except percentages)
By Maturity:
Short-term(2)	17,208	14,209	15,090	16,619	17,096	20,945	20,912
Medium and long-term	66,410	84,279	91,339	94,649	108,298	116,683	128,181

Total	83,618	98,488	106,428	111,268	125,394	137,628	149,093

By Debtor(3)
Banking system	23,943	21,559	23,539	23,673	24,239	28,280	28,967
Public sector(4)	59,675	76,929	82,889	87,596	101,154	109,348	120,127

Total	83,618	98,488	106,428	111,268	125,394	137,628	149,093

By Creditor Type:
Banks and financial institutions	26,478	24,006	23,695	25,446	28,664	31,218	32,211
Suppliers	4,187	3,136	3,687	3,994	4,328	4,525	4,372
Multilateral	14,428	21,407	27,125	29,375	33,105	37,499	40,173
Bilateral	10,963	12,752	12,508	12,835	15,196	16,619	18,005
Bond holders/note holders	25,449	35,028	36,940	36,817	40,946	45,109	51,212
Others	2,112	2,160	2,474	2,802	3,154	2,659	3,120

Total	83,618	98.488	106,428	111,268	125,394	137,628	149,093

Ratios:
Debt service burden to exports of goods, and services & primary income	6.7%	6.7%	7.5%	6.3%	10.2%	11.4%	8.5%
Debt service burden to GNI(5)	2.1%	1.9%	2.2%	2.0%	3.0%	3.3%	2.5%
External debt to GNI	20.2%	25.3%	26.1%	26.0%	25.8%	26.4%	27.0	%(5)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of September 30, 2025.
(2)	Debt with original maturity of one year or less.
(3)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(4)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(5)	For comparability with annual figures, GNI and GDP were annualized by taking the sum over the past four quarters of the GNI and GDP, respectively.

Government Financing Initiatives

The following are the major program loans approved by creditor agencies or availed of by the Government from 2020 to November 2025.

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
COVID-19 Active Response and Expenditure Support Program	ADB	1,500 million	April 2020
Third Disaster Risk Management Development Policy Loan	WB-IBRD	500 million	April 2020
Support to Capital Market Generated Infrastructure Financing, Subprogram 1	ADB	400 million	June 2020
Expanded Social Assistance Program	ADB	500 million	June 2020
COVID-19 Active Response and Expenditure Support Program	AIIB	750 million	June 2020
Expanding Private Participation in Infrastructure Program, Subprogram 2	AFD	EUR 150 million	June 2020
Inclusive Finance Development Program, Subprogram 2	AFD	EUR 100 million	June 2020
Emergency COVID-19 Response Development Policy Loan	WB-IBRD	500 million	June 2020
COVID-19 Crisis Response Emergency Support Loan	JICA	JPY 50 billion	July 2020
Competitive and Inclusive Agriculture Development Program, Subprogram 1	ADB	400 million	August 2020
Inclusive Development Program, Subprogram 2	ADB	300 million	August 2020
Disaster Resilience Improvement Program	ADB	500 million	September 2020
Post Disaster Standby Loan (Phase 2)	JICA	JPY 50 billion	September 2020
Program Loan for COVID-19 Emergency Response Program	KEXIM-EDCF	100 million	October 2020
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 2 Development Policy Loan	WB-IBRD	600 million	December 2020
Philippines First Financial Sector Reform Development Policy Loan	WB-IBRD	400 million	December 2020
Facilitating Youth School-to-Work Transition Program, Subprogram 3	ADB	400 million	December 2020
Second Health System Enhancement to Address and Limit COVID-19 under the Asia Pacific Vaccine Access Facility	AIIB	300 million	March 2021
Philippines First Financial Sector Reform Development Policy Loan	WB-IBRD	400 million	July 2021
Facilitating Youth School to Work Program, Subprogram 3	ADB	400 million	August 2021
Local Governance Reform Program, Subprogram 2	ADB	400 million	November 2021
Philippines Fourth Disaster Risk Management Development Policy Loan with a Catastrophe- Deferred Drawdown Option	WB-IBRD	500 million	November 2021

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Disaster Risk Reduction Enhancement at the Local Level Program	AFD	EUR 250 million	December 2021
Build Universal Health Care Program, Subprogram 1	ADB	600 million	December 2021
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 3 Development Policy Loan	WB-IBRD	600 million	December 2021
Program Loan for COVID-19 Emergency Response Program (II) – Vaccination Program	KEXIM-EDCF	100 million	December 2021
Second Health System Enhancement to Address and Limit COVID-19 under the Asia Pacific Vaccine Access Facility – Additional Financing	AIIB	250 million	December 2021
COVID-19 Crisis Response Emergency Support Loan II	JICA	JPY 30 billion	April 2022
Climate Change Action Program, Subprogram 1	ADB	250 million	June 2022
Support to Capital Market Generated Infrastructure Financing, Subprogram 2	ADB	400 million	June 2022
Climate Change Action Program, Subprogram 1	AFD	EUR 150 million	December 2022
Competitive and Inclusive Agriculture Development Program, Subprogram 2	ADB	500 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	ADB	500 million	February 2023
Second Philippines Financial Sector Reform Development Policy Loan	WB-IBRD	600 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	AIIB	500 million	May 2023
Philippines First Sustainable Recovery Development Policy Loan	WB-IBRD	750 million	June 2023
Post Disaster Stand-by Loan Phase 3 (PDSL 3)	JICA	JPY 30 billion	August 2023
Inclusive Finance Development Program, Subprogram 3	ADB	300 million	November 2023
Philippines First Digital Transformation Development Policy Loan	WB-IBRD	600 million	November 2023
Domestic Resource Mobilization Program, Subprogram 1	ADB	400 million	December 2023
Build Universal Health Care Program, Subprogram 2	ADB	EUR equivalent of 450 million	December 2023
Inclusive Finance Development Program, Subprogram 3	AIIB	300 million	December 2023
Domestic Resource Mobilization, Subprogram 1	AIIB	400 million	December 2023
Philippines Disaster Risk Management and Climate Development Policy Loan with a Catastrophe Deferred Drawdown Option	WB-IBRD	500 million	December 2023
Philippines First Digital Transformation Development Policy Loan	AIIB	EUR equivalent of USD 400 million	January 2024

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Build Universal Health Care Program, Subprogram 2	AIIB	EUR equivalent of USD 400 million	January 2024
Philippines Second Sustainable Recovery Development Policy Loan	WB-IBRD	EUR equivalent of USD 750 million	August 2024
Philippines Second Digital Transformation Development Policy Loan	WB-IBRD	EUR equivalent of USD 750 million	November 2024
Climate Change Action Program - Subprogram 2	ADB	EUR equivalent of USD 500 million	December 2024
Public Financial Management Reform Program - Subprogram 1	ADB	USD 500 million	December 2024
Second Disaster Resilience Improvement Program	ADB	USD 500 million	February 2025
Business and Employment Recovery Program, Subprogram 2	ADB	USD 500 million	March 2025
Climate Change Action Program, Subprogram 2 (CCAP 2)	JICA	JPY 35 billion	March 2025
Build Universal Health Care, Subprogram 2 (BUHC 2)	JICA	JPY 30 billion	March 2025
Philippines First Energy Transition and Climate Resilience Development Policy Loan (ETCR DPL1)	WB-IBRD	USD 800 million	April 2025
Climate Change Action Program, Subprogram 2	AFD	EUR 250 million	April 2025
Insurance Reform Program, Subprogram 1	ADB	JPY equivalent of USD 400 million	November 2025

Source: International Finance Group, Department of Finance. As of November 30, 2025.

Public Sector Debt

The following table presents the Republic’s outstanding consolidated public sector debt as of the dates indicated.

	Outstanding Consolidated Public Sector Debt(1)
	As of December 31,
	2020	2021	2022	2023	2024
	(₱ in billions, except percentages)
Outstanding Consolidated non-financial public sector debt:
Domestic	5,771.3	7,097.2	8,021.7	8,710.5	9,472.1
Foreign	3,201.7	3,592.9	4,225.7	4,608.4	5,059.8
Total	8,973.0	10,690.1	12,247.4	13,319.0	14,531.8
Financial public corporations
Bangko Sentral:(2)
Domestic	4,868.7	4,664.8	4,580.9	4,765.9	4,813.1
Foreign	183.5	330.2	340.4	345.7	356.2

Total	5,052.3	4,995.0	4,921.3	5,111.5	5,169.3

GFIs:(3)
Domestic	56.0	43.6	30.2	23.6	31.1
Foreign	113.9	104.2	117.7	85.2	67.0

Total	169.9	147.8	147.9	108.9	98.0

Domestic	4,924.7	4,708.4	4,611.1	4,789.5	4,844.2
Foreign	297.4	434.4	458.0	430.9	423.2

Total	5,222.1	5,142.8	5,069.2	5,220.4	5,267.4

Less: Intrasector-debt holdings
Domestic:
Government securities held by GFIs and Bangko Sentral	2,131.5	2,539.1	2,640.8	2,481.0	2,396.0
Government deposits at Bangko Sentral	798.6	907.6	431.8	379.8	318.7
GFIs deposits at Bangko Sentral	740.1	698.6	638.2	484.1	434.1
GOCC deposits at Bangko Sentral	0.0	0.0	0.0	1.4	0.1
GOCC loans/other debt held by GFIs	183.6	189.4	195.4	184.7	179.4
GFIs loans/other debt held by Bangko Sentral	36.0	36.0	27.6	27.3	27.0
Local governments debt held by GFIs	93.9	120.0	160.0	188.3	219.2

Total	3,983.7	4,490.6	4,093.9	3,746.7	3,574.6

Foreign
Government’s securities held by Bangko Sentral	92.4	87.5	78.6	78.7	70.8

Total	4,076.1	4,578.1	4,172.5	3,825.4	3,645.4

Total public sector
Domestic	6,712.4	7,315.0	8,538.9	9,753.3	10,741.6
Foreign	3,406.7	3,939.8	4,605.2	4,960.7	5,412.1

Total	10,119.1	11,254.8	13,144.1	14,714.0	16,153.7

Sources: Fiscal Policy and Planning Office; Department of Finance.

Note:

(1)

The consolidated public sector comprises the general government sector, non-financial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.

(2)	Comprises all liabilities of Bangko Sentral (including currency issues) except for allocation of SDRs and revaluation of international reserves.
(3)	Comprises all liabilities of DBP, LBP, and Trade & Investment Development Corporation.

The following table presents the Republic’s outstanding consolidated non-financial public sector debt as of the dates indicated.

	Outstanding Consolidated Non-financial Public Sector Debt(1) As of December 31,
	2020	2021	2022	2023	2024
	(₱ in billions, except percentages)
Total(2)	8,973.0	10,690.1	12,247.4	13,319.0	14,531.8
Domestic	5,771.3	7,097.2	8,021.7	8,710.5	9,472.1
Foreign	3,201.7	3,592.9	4,225.7	4,608.4	5,059.8
National Government	9,795.0	11,728.5	13,418.9	14,616.3	16,051.3
Domestic	6,694.7	8,170.4	9,208.4	10,017.9	10,930.4
Foreign	3,100.3	3,558.1	4,210.5	4,598.3	5,120.9
Non-financial public corporations (major GOCCs)(3)	399.7	367.3	346.5	299.6	297.6
Domestic(3)	234.2	246.7	236.7	191.7	253.2
Foreign(3)	165.5	120.6	109.8	108.0	44.4
Extrabudgetary: NIA and PNR	1.1	1.0	0.9	0.8	0.0
Domestic	0.0	0.0	0.0	0.0	0.0
Foreign	1.0	1.0	0.9	0.8	0.0
Local government units(4)	113.1	136.6	174.5	200.9	231.0
Domestic	113.1	136.6	174.5	200.9	231.0
Foreign	0.0	0.0	0.0	0.0	0.0
Less: Government debt held by Bond Sinking Funds)(5)	640.0	698.6	706.3	696.8	733.2
Domestic	579.5	616.7	616.3	603.6	640.6
Foreign	60.5	81.9	90.0	93.3	92.6
Intra-sector debt holdings (domestic)	638.2	801.2	952.5	1,084.6	1,306.4
Government debt held by SSIs	628.6	791.9	943.8	1,076.9	1,298.7
Government debt held by LGUs	0.01	0.0	0.0	0.0	0.0
LGU loans held by MDFO	9.6	9.3	8.7	7.7	7.7
Government debt held by GOCCs	11.2	9.7	8.8	2.4	1.1
Onlending from National Government to GOCCs	41.8	28.9	20.3	9.4	7.6
Infra-sector debt holdings (external)	4.7	4.9	5.4	5.4	5.6
GOCCs debt held by National Government	4.7	4.9	5.4	5.4	5.6
Total (as % of GDP)	56.4%	58.0%	59.7%	60.5%	61.1%
Domestic (as % of GDP)	37.4%	37.7%	38.8%	40.1%	40.6%
Foreign (as % of GDP)	19.0%	20.3%	20.9%	20.4%	20.5%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated non-financial public sector comprises the general government sector and non-financial public corporations. The consolidated non-financial public sector does not include financial public corporations.

(2)	Government debt under the revised methodology excludes contingent obligations.
(3)	Excludes extrabudgetary items (MA and PNR).
(4)	Borrowings from private banks guaranteed by the LGUs since the fourth quarter of 2016.
(5)	Including Securities Stabilization Fund and adjustment in the Government debt held by the Bond Sinking Fund.

As of December 31, 2024, the outstanding consolidated public sector debt was ₱16.2 trillion, equivalent to 61.1% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 60.5% as of December 31, 2023. As of December 31, 2024, total outstanding consolidated GG debt was ₱14.5 trillion, reflecting a 9.1% increase over the ₱13.3 trillion recorded as of December 31, 2023. Total domestic debt increased by 8.7% to ₱9.5 trillion as of December 31, 2024 from ₱8.7 trillion as of December 31, 2023. Foreign debt increased by 9.8% to ₱5.1 trillion as of December 31, 2024 from ₱4.6 trillion as of December 31, 2023.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2)
	As of December 31,
	2020	2021	2022	2023	2024(3)	2025(4)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(5)	8,838,966	10,932,406	13,008,499	14,071,375	15,297,133	16,701,611
Domestic	5,738,647	7,374,271	8,798,026	9,473,038	10,176,246	11,170,688
External (U.S.$ million)	64,562	69,803	75,436	82,976	88,525	94,177
Short-term debt(6)
Domestic	956,040	796,143	410,361	544,892	754,168	946,368

Total debt	9,795,006	11,728,549	13,418,860	14,616,267	16,051,302	17,647,979

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Revised data.
(4)	Preliminary data as of November 30, 2025.
(5)	Debt with original maturities of one year or longer.
(6)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2)
	As of December 31,
	2020	2021	2022	2023	2024	2025(3)
	(₱ in millions)
Loans
Direct	156	156	156	156	156	156
Assumed(4)	792	0	0	0	0	0
Total loans	948	156	156	156	156	156
Securities
Treasury bills	949,479	796,143	410,361	529,892	754,168	946,368
Treasury notes/bonds	5,744,260	7,374,115	8,797,870	9,487,882	10,176,090	11,170,532

Total securities	6,693,739	8,170,258	9,208,231	10,017,774	10,930,259	12,116,900

Total debt	9,795,006	11,728,549	13,418,860	14,616,267	16,051,302	17,647,979

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)

Preliminary data as of November 30, 2025. Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates as of December 1, 2025, which was the next business day following the end of the period indicated.

(4)	Assumed loans of Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

The following table sets out the direct domestic debt service requirements of the Republic for the years indicated.

	Direct Domestic Debt Service Requirements of the Republic(1)
	Principal Repayments	Interest Payments	Total(2)
	(₱ in millions)		(₱ in millions)	($ in millions)
2020	440,401	279,056	719,457	14,977
2021	537,538	333,335	870,873	17,152
2022	659,834	383,452	1,043,286	18,590
2023	854,165	435,742	1,289,907	23,214
2024	1,018,036	539,829	1,557,865	26,853
2025(3)	1,009,109	593,067	1,602,176	27,252
2026(4)	889,338	707,477	1,596,815	28,014

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)

Amounts in pesos were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For the period from 2024 to 2025, amounts in pesos were translated into U.S. dollars using the Bangko Sentral’s reference exchange rates at the end of the applicable period.

(3)	Data as of November 30, 2025.
(4)

Projection based on Budget of Expenditures and Sources of Financing FY 2026. Amounts in pesos were translated into U.S dollar using DBCC approved exchange rate (P57.0/USD-midpoint). Principal payment includes settlement of promissory note to BSP for advances made in 2016 to cover increase in IMF quota subscription.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2) As of December 31,
	2020	2021	2022	2023	2024	2025(3)
	($ in millions)
Loans
Multilateral	19,275	22,574	25,155	28,890	33,212	35,975
Bilateral	8,042	8,308	8,581	9,254	8,949	10,245
Commercial	2	1	1	0	0	0

Total loans	27,319	30,883	33,737	38,144	42,161	46,220
Securities:
Euro Bonds	2,387	4,609	4,320	3,811	3,573	4,406
Yen Bonds	2,388	1,687	1,787	1,615	966	971
Philippine Peso Notes	2,700	1,679	981	988	947	933
Chinese Yuan Bonds	607	392	0	0	0	0

U.S. Dollar Bonds	29,161	30,553	34,611	37,418	39,878	40,647
Islamic Certificates	0	0	0	1,000	1,000	1,000

Total securities	37,243	38,920	41,699	44,832	46,364	47,957

Total	64,562	69,803	75,436	82,976	88,525	94,177

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data as of November 30, 2025.

The following table sets out, by designated currency and the equivalent amount in U.S. dollars, the outstanding direct external debt of the Republic as of the date indicated.

	Summary of Outstanding Direct External Debt of the Republic by Currency(1) As of November 30, 2025
	Amount in Original Currency	Equivalent Amount in $(3)	% of Total
	(in millions, unless otherwise indicated, except percentages)
U.S. dollar	74,256	74,256	78.9%
Japanese yen	1,389,730	8,904	9.5%
Euro	8,248	9,564	10.2%
Peso	54,794	933	1.0%
Other currencies	—	520	0.6%

Total	—	94,177	100.0%

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of December 1, 2025, which was the next business day following the end of the period indicated.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

	Direct External Debt Service Requirements of the Republic(1)
Year	Principal Repayments	Interest Payments	Total
	($ in millions)
2020(2)	2,949	2,110	5,059
2021(2)	4,671	1,893	6,564
2022(2)	2,325	2,128	4,453
2023(2)	2,180	3,466	5,646
2024(2)	4,125	3,852	7,977
2025(2)	3,659	3,532	7,192
2026(3)(4)	2,917	4,255	7,172

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities or guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Data as of November 30, 2025.
(4)	Projection based on Budget of Expenditures and Sources of Financing FY 2026. Amounts in pesos were translated into U.S dollar using DBCC approved exchange rate (P57.0/USD-midpoint).

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2) As of December 31,
	2020	2021	2022	2023	2024	2025(4)
	(in billions)
Total (₱)	458.3	423.9	399.0	349.4	346.7	356.0
Domestic (₱)	254.4	195.1	205.8	181.8	255.5	267.6
External (₱)	203.9	228.8	193.3	167.7	91.2	88.4
External ($)(3)	4.2	4.5	3.5	3.0	1.6	1.5

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates as of the next business day following the end of the period indicated.
(4)	Based on preliminary data as of November 30, 2025.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2023(3)	Outstanding Balance as of December 31, 2024(4)	Outstanding Balance as of November 30, 2025(5)
	($ in millions)
U.S. dollar bonds	71,420.1	37,418	39,878	40,647
Chinese Yuan Bond	556.2	0	0	0
Euro Bonds	8,275.3	3,811	3,573	4,406
Japanese yen bonds	4,013.3	1,615	966	971
Islamic Certificates	1,000	1,000	1,000	1,000

Total foreign-currency bonds	85,164.9	43,844	45,417	47,024

Sources: Bureau of the Treasury; Department of Finance

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.

(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of October 31, 2025. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 2, 2024, which was the next business day following the end of the period indicated.

(4)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 2, 2025, which was the next business day following the end of the period indicated.

(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of December 1, 2025, which was the next business day following the end of the period indicated.